Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statement No. 333-114935 on Form S-8 of Alion Science and Technology Corporation of our report dated January 31, 2006, with respect to the consolidated statements of operations, shareholder’s equity (deficit) and cash flows for year ended September 30, 2005, and the related financial statement schedule for the year ended September 30, 2005, which report appears in the September 30, 2007 annual report on Form 10-K of Alion Science and Technology Corporation.

/s/ KPMG LLP

Chicago, Illinois
December 26, 2007